EXHIBIT 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of Sunshine Financial, Inc. (the “Registrant”) that the Annual Report of the Registrant on Form 10-K for the period ended December 31, 2011 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Registrant at the end of such period and the results of operations of the Registrant for such period.

Date: April 16, 2012	By:	/s/ Louis O. Davis, Jr.
Louis O. Davis, Jr.
President and Chief Executive Officer

Date: April 16, 2012	By:	/s/ Scott A. Swain
Scott A. Swain
Senior Vice President and Chief Financial Officer